Telestone Technologies Corporation Reports Results for the Second Quarter 2010

Company affirms guidance of $129.4 million in revenues and $22.9 million in net income for FY2010 based on growing 3G and WFDS(TM) order backlog for third and fourth quarter

Press Release Source: Telestone Technologies Corporation On Thursday August 12, 2010, 4:05 pm EDT

BEIJING, Aug. 12 /PRNewswire-Asia-FirstCall/ — Telestone Technologies Corporation ("Telestone" or the "Company") (Nasdaq:TSTC - News), a leading developer and provider of telecommunications local access network solutions based in China, today announced its financial results for its second quarter ended June 30, 2010.

Second Quarter 2010 Highlights
—	Revenue was $16.6 million, up 37.0% from 2nd Quarter of 2009
—	Gross profit was $7.5 million, up 49.8% from 2nd Quarter of 2009; gross profit margins were 45.1%, exceeding management guidance on gross profit margins of 42%
—	Company increased sales and marketing efforts to secure higher margin WFDS(TM) projects and installations
—	Net income was $1.7 million, down 12.8% from 2nd Quarter of 2009 as a result of increased SG&A expense in the quarter
—	Earnings per diluted share were $0.16 based on 10.5 million fully diluted shares
—	Company announced its first US-based WFDS(TM) contract for a Houston-based hospital on August 9, 2010, opening up international sales channel

Summary of Financials

Second Quarter 2010 Results
	2Q 2010	2Q 2009	CHANGE
Net Sales	$16.6 million	$12.1 million	+37.0%
Gross Profit	$7.5 million	$5.0 million	+49.8%
Net Income	$1.7 million	$2.0 million	(12.8)%
EPS (Diluted)	$0.16	$0.19	(15.8)%

"We recorded 37% growth during the quarter as we significantly increased our orders and prepared for the ramp in new 3G and WFDS(TM) installations for the second half of the year," began Han Daqing, CEO and Chairman of Telestone. "We have made a conscious decision to focus our efforts on higher value, high-margin WFDS(TM) projects and have concentrated our sales team on this Company-wide goal. This focus requires an investment to market the benefits and cost savings of WFDS(TM) fiber optic installations to local branch offices of the 'Big 3' and building owners as well. Because our equipment allows carriers to generate incremental revenues from new services and reduces the operating costs of running multiple systems, we believe our WFDS products offer a compelling return for carriers, building owners and consumers alike. Our sales teams based at our 30 branch offices continue to make good progress, having collectively secured a solid backlog of both 3G and WFDS(TM) contracts and installations with the majority to be realized during the third and fourth quarter of 2010. Thus, we remain confident in meeting our revenue guidance of $129.4 million and $22.9 million in net income for the year."

Business Overview and Second Quarter 2010 Financial Performance

Telestone is awarded "last mile" local access network installation contracts from the "Big 3" telecommunication companies in China including China Mobile, China Unicom and China Telecom. Based on its network design for a particular building site, Telestone procures telecommunications hardware and utilizes local contractors to install 3/G and WFDS(TM) fiber optic local access networks for carriers. A majority of Telestone's project revenue is generated from its engineering and network design solutions for first-time installations or network upgrades. Telestone's projects in turn generate a combination of equipment and professional services revenues. To a lesser extent, the Company generates revenue from equipment-only sales or services-only sales.

Total revenues in the second quarter ended June 30, 2010 were $16.6 million, an increase of 37.0% from $12.1 million in the same period of prior year. Equipment sales of $7.1 million were driven by the Company's sales of 3G and WFDS(TM) local access network equipment used in installations. Additionally, $9.6 million in service revenues for project design and installation costs were achieved in the second quarter of 2010 compared to that of $5.0 million in the second quarter of 2009, representing a 91.6% increase. Revenues generated during the fiscal year are concentrated in the third and fourth quarter, when most of the "Big 3's" projects are completed and subsequently billed. Due to this seasonality, the Company normally records approximately 25% of its 2010 estimated revenues in the third quarter and approximately 50% of its 2010 estimated revenues in the fourth quarter for the year ending on December 31, 2010.

In the second quarter ended June 30, 2010 cost of operating revenues was $9.1 million. Costs of operating revenue include costs of materials used in OEM manufacturing of Telestone's 3G and WFDS(TM) product lines, costs of hardware components the Company purchasing from other suppliers, costs for project management and costs of installation at customers' sites. Corresponding gross profit was $7.5 million with gross margin of 45.1% for the quarter compared to gross margin of 41.3% in the second quarter of 2009. Gross margin for the 2nd quarter of 2010 exceeded management target of 42% and was positively impacted by higher-margin WFDS(TM) installations, which contributed gross margins of between 45-50%.

Selling, general and administrative expenses (SG&A) were $5.1 million, accounting for 30.4% of total revenues, as compared to $2.3 million or 19.2% of total revenues, for the corresponding period of 2009. The increase in SG&A expenses was primarily attributable to a 126% year-over-year increase in sales and marketing expenses which were $4.2 million during the second quarter of 2010 and are directly attributable to efforts to secure WFDS(TM) systems for 3G networks from the "Big 3" and also from building owners.

"We have trained our sales teams at all of our 30 branch offices to market the benefits of fiber optic systems and WFDS(TM) as the optimal local access network for cellular, voice, data and media integration in building sites," stated Han Daqing, "This has required an intense and focused effort on the part of our sales teams, supported by a growing number of reference projects, as we educate and empower our customers. We are also winning support from local city or provincial authorities who help promote WFDS(TM) installations in particular cities and provinces to support the Central Government convergence plan. We have seen growing interests in our products as we demonstrate the improved service quality and substantial cost savings and we can provide the customers with our state-of-the-art solution. The recent news about our WFDS(TM) system installation in the U.S. provides us a significant boost for our sales efforts both in the U.S. and China as we look to gain significant market share by capitalizing on our first-mover advantage," Han concluded.

Operating income in the second quarter of 2010 was $2.2 million, with operating margin of 13.4%, a decrease of 4.7% from $2.4 million in the same period of prior year. As detailed above, operating income and operating margins were affected by additional costs in SG&A incurred in the second quarter of 2010. We expect operating margins to benefit from WFDS as it grows.

For the three months ended June 30, 2010, net income was $1.7 million, representing a decrease of 12.8% from the same period in 2009. Based on 10.5 million shares, earnings per weighted average diluted share were $0.16 per share for the quarter, compared to $0.19 in the same period of 2009.

Six Months ended June 30 Results
	June 30, 2010	June 30, 2009	CHANGE
Net Sales	$27.8 million	$20.0 million	+38.6%
Gross Profit	$12.4 million	$9.7 million	+28.1%
GAAP Net Income	$0.6 million	$3.1 million	(81.1)%
GAAP EPS (Diluted)	$0.06	$0.30	(80.0)%
Adjusted Net Income(*)	$3.3 million	$3.1 million	+ 6.5%
Adjusted EPS (Diluted)(*)	$0.31	$0.30	0.0%

(*)
Adjusted net income reported by the Company in the first half of 2010 excludes a non-cash stock-based compensation charge of $2.2 million related to the issuance of stocks to certain directors of Shandong Guolian Telecommunications Technology, and a one-time noncash stock-based compensation charge of $0.5 million for professional services rendered.

Total revenue for the first six months of fiscal 2010 was $27.8 million, an increase of 38.6% from $20.0 million in the same period of prior year. Revenues from WFDS(TM) installations accounted for approximately 21.0% of revenues in the first half of the year. China Mobile accounted for 63.4% of revenues, China Unicom accounted for 21.0% of revenues and China Telecom accounted for 13.3% of revenues for the first half of 2010.

Gross profit in the first half of fiscal year 2010 was $12.4 million, representing an increase of 28.1% from $9.7 million in the prior year's corresponding period. Gross profit margins for the first half of the year were 44.8% and exceeded guided gross profit margin expectation of 42% for the year.

Selling, general and administrative (SG&A) expenses in the first half of fiscal year 2010 were $10.7 million, compared to $5.3 million in the prior year's same period, as a result of increased sales and marketing costs incurred mostly in the second quarter of 2010. Additionally, during the first quarter of fiscal 2010 the general administrative expenses were allocated a non-cash charge of $2.7 million related to the issuance of stock to shareholders of Shandong Guolian Telecommunications Technology Limited in connection with Telestone's acquisition of the company in 2007 and professional services rendered. Excluding the effects of the non-cash charge, the SG&A expenses would have been $8.0 million.

Operating income in the first half of 2010 was $1.4 million, with operating margin of 5.1%, representing a 64.6% decrease from $4.0 million in the prior year's same period. Excluding the effects of the previously-mentioned noncash charge of $2.6 million, operating income was $4.1 million, representing a increase of 2.5% year-over-year. Adjusted operating income margin for the first six months of 2010 is 14.7%.

GAAP net income for the first half of fiscal year 2010 was $0.6 million, compared to $3.1 million in the prior year's corresponding period, representing a decrease of 81.1% year-over-year. Adjusted net income excluding the aforementioned non-cash expenses is $3.3 million, representing an increase of 6.5% year-over-year.

Earnings per weighted average diluted share were $0.06 based on 10.6 million diluted shares, while adjusted earnings were $0.31 per share.

Financial Position

As of June 30, 2010 Telestone Technologies had cash and cash equivalents of $7.7 million compared to $11.2 million as of December 31, 2009. Working capital was $64.0 million, increased from $60.8 million as of December 31, 2009.

On June 30, 2010, Telestone had $101.0 million in receivables as compared to $89.0 million as of December 31, 2009. The amount of accounts receivable is directly related to the projects the Company secured from China's Big 3 telecommunication companies. Accounts receivable days sales outstanding (DSO) for the second quarter of 2010 was 483 days. DSOs reflect the nature of the Company's business conducted with China's largest state-owned telecommunication companies and to date the Company has not experienced any significant bad debts. On an annualized basis, the Company's average DSO is approximately 12-months, which has been consistent with its business operations with the state-owned telecommunication companies in China since it began project work in the industry in 2005.

Current liabilities were $58.0 million compared to $51.7 million as of December 31, 2009. The Company had $5.9 million in short term loans as of June 30, 2010 and held no long term debt. Shareholder's equity was $68.4 million, a 5.1% increase from $65.1 million as of December 31, 2009.

Recent Events

August 9, 2010 — Telestone announced that its Wireless Fiber Optic Distribution System (WFDS(TM)) has been selected as the local access network technology for installation at a Houston-based hospital in the USA. The project will be installed by an U.S. engineering firm, Quell Corporation, which won the contract after successfully demonstrating Telestone's WFDS(TM) functionality and cost savings to the hospital and other major US telecommunication companies. Telestone's equipment portion of the contract is valued at $2.0 million and is scheduled for delivery at the end of 2010.

2nd Quarter 2010 Earnings Conference Call

To attend the call, please use the dial-in information below. When prompted, ask for the "Telestone Technologies Corporation Q2 2010 Earnings Call."

Conference Date:	Friday, August 13, 2010
Conference Time:	9.00 a.m. Eastern Time
Duration:	1 hour
U.S. Participants:	800 860 2442
International Participants:	+1 412 858 4600
Call Title:	"Telestone Technologies Corporation Q2 2010 Earnings Call"
Webcast:

http://www.videonewswire.com/event.asp?id=71702

Please dial in at least 10-minutes before the call to ensure timely participation. This call is also being webcast and can be accessed by clicking on this link http://www.videonewswire.com/event.asp?id=71702 ..

About Telestone Technologies Corporation

Telestone is a leading innovator in local access network technologies and solutions. Telestone is a global company with 30 sales offices throughout China and a network of international branch offices and sales agents. For more than 10 years, Telestone has been installing radio-frequency based 1G and 2G systems throughout China for China's leading telecommunications companies. After intensive research on the demands of carriers in the 3G age, Telestone developed and commercialized its third generation technology for the local access network, WFDS(TM) (Wireless Fiber-Optics Distribution System), which provides a scalable, multi-access local access network solution for China's three cellular protocols. Telestone offers services that include project design, project manufacturing, installation, maintenance and after-sales support. Telestone Technologies has approximately 1,200 employees.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of Telestone Technologies Corporation and its subsidiary companies. Forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, concentration in a single customer, raw material costs, market acceptance, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. Telestone Technologies is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

Telestone Technologies Corporation
- CONDENSED CONSOLIDATED BALANCE SHEETS
- AS OF JUNE 30, 2010 AND DECEMBER 31, 2009
- (Currency expressed in United States Dollars ("US$"), except for number of shares))

(Unaudited)

	As of	As of
	June 30,	December 31,
	2010	2009
	US$'000	US$'000
ASSETS
Current assets:
Cash and cash equivalents	7,738	11,233
Accounts receivable, net of allowance	100,977	89,005
Due from related parties	1,963	1,963
Inventories, net of allowance	6,375	4,442
Prepayments	758	1,223
Other current assets	4,204	4,574

Total current assets	122,015	112,440

Goodwill	3,119	3,119
Property, plant and equipment, net	1,202	1,181
	4,321	4,300
Total assets	126,336	116,740

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short-term bank loans	5,850	5,850
Accounts payable - Trade	18,532	15,678
Customer deposits for sales of equipment	1,589	1,582
Due to related parties	6,326	4,947
Income tax payable	8,095	7,132
Accrued expenses and other accrued liabilities	17,575	16,473

Total current liabilities	57,967	51,662

Commitments and contingencies

Stockholders' equity:
Preferred stock, US$0.001 par value, 10,000,000 shares authorized, no shares issued
Common stock and paid-in-capital, US$0.001 par value:
Authorized - 100,000,000 shares as of June 30, 2010 and December 31, 2009
Issued and outstanding -10,558,264 shares as of June 30, 2010 and 10,404,550 shares as of December 31, 2009	11	11
Additional paid-in capital	21,690	18,989
Dedicated reserves	5,024	4,807
Accumulated other comprehensive income	5,682	5,682
Retained earnings	35,962	35,589

Total stockholders' equity	68,369	65,078

Total liabilities and stockholders' equity	126,336	116,740

Telestone Technologies Corporation
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(Currency expressed in United States Dollars (US$), except for number of shares) - (Unaudited)

	(Unaudited)		(Unaudited)
	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
	US$'000	US$'000	US$'000	US$'000
Operating revenues:
Net sales of equipment	7,060	7,142	12,160	10,405
Service income	9,559	4,988	15,591	9,621

Total operating revenues	16,619	12,130	27,751	20,026

Cost of operating revenues:
Cost of net sales	3,998	4,741	6,868	6,639
Cost of service	5,123	2,382	8,446	3,680

Total cost of operating revenues	9,121	7,123	15,314	10,319

Gross income	7,498	5,007	12,437	9,707

Operating expenses:
Sales and marketing	4,176	1,847	6,904	4,028
General and administrative	882	478	3,816	1,321
Research and development	191	193	415	329
Depreciation and amortization	81	84	152	174

Total operating expenses	5,330	2,602	11,287	5,852

Operating income	2,168	2,405	1,150	3,855
Interest expense	(134)	(89)	(260)	(130)
Other income, net	194	22	529	289

Income before income taxes	2,228	2,338	1,419	4,014
Income taxes	(508)	(366)	(829)	(895)

Net income	1,720	1,972	590	3,119

Other comprehensive income
Foreign currency translation adjustment	—	(114)	—	131

Total comprehensive income	1,720	1,858	590	3,250

Earnings per share:

Weighted average number of common stock outstanding
Basic	10,549,143	10,404,550	10,531,304	10,404,550
Dilutive effect of warrants	—	—	21,647	—

Diluted	10,549,143	10,404,550	10,552,951	10,404,550

Net income per share of common stock
Basic (US$)	0.16	0.19	0.06	0.30
Diluted (US$)	0.16	0.19	0.06	0.30

Telestone Technologies Corporation
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(Currency expressed in United States Dollars (US$))
(Unaudited)

	(Unaudited)
	Six months ended June 30,
	2010	2009
	US$'000	US$'000
Cash flows from operating activities
Net income	590	3,119
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	152	174
Allowance for doubtful accounts	—	283
Stock-based compensation	2,701	—
Changes in assets and liabilities:
Accounts receivable	(11,972)	(8,644)
Due from related parties	—	398
Inventories	(1,933)	(2,734)
Prepayments	465	(2,743)
Other current assets	370	444
Accounts payable	2,854	7,325
Customer deposits for sales of equipment	7	169
Due to related parties	1,379	34
Income tax payable	963	(1,321)
Accrued expenses and other accrued liabilities	1,102	(798)

Net cash used in operating activities	(3,322)	(4,294)

Cash flows from investing activities
Purchase of property, plant and equipment	(173)	(371)

Net cash used in investing activities	(173)	(371)

Cash flows from financing activities
Repayment of short-term bank loans	(3,656)	(2,918)
Short-term bank loans raised	3,656	3,652

Net cash from financing activities	—	734

Net decrease in cash and cash equivalents	(3,495)	(3,931)

Cash and cash equivalents, beginning of the period	11,233	7,866

Effect on exchange rate changes	—	(33)

Cash and cash equivalents, end of the period	7,738	3,902

Supplemental disclosure of cash flow information
Interest received	29	7
Interest paid	(195)	(65)
Tax paid	(221)	(2,486)

For further information, please contact:

Company:
Liping Zhang, Board Secretary
Tel:   +86-10-8367-0088 ext. 1003
Email: zhangliping@telestone.com

Dan Feng, Assistant Secretary of the Board
Tel:   +86-10-8367-0088 x1232
Email: fengdan@telestone.com

Investor Relations:
John Mattio
HC International Inc.
Tel:   +1-203-616-5144
Email: john.mattio@hcinternational.net